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                                                                    EXHIBIT 99.1

LJP

                                              THERAPEUTICS FOR ANTIBODY MEDIATED
LA JOLLA PHARMACEUTICAL                                DISEASES AND INFLAMMATION
COMPANY

     DATE:           September 14, 1999

     CONTACT: Richard W. Krawiec, Ph.D., VP, Investor Relations La Jolla Pharmaceutical Co.
                     Matt Kuhn, Abbott Laboratories, 847-937-2993

     RELEASE DATE:   Immediate

                     LA JOLLA PHARMACEUTICAL REGAINS RIGHTS
                TO EXPERIMENTAL LUPUS DRUG FOLLOWING TERMINATION
                  OF LICENSE AGREEMENT BY ABBOTT LABORATORIES

San Diego, CA/Abbott Park, IL, September 14, 1999 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) and Abbott Laboratories (NYSE: ABT) today announced that Abbott has terminated its license and development agreement for the experimental lupus drug, LJP 394. Abbott is returning all rights to the compound to La Jolla Pharmaceutical, based on the results of analyses conducted by Abbott and an independent third-party of a Phase II/III clinical trial of LJP 394, which studied the compound's effects on patients with systemic lupus erythematosus, including those with lupus nephritis.

The analyses confirmed the findings of the independent Data Monitoring Committee that were announced on May 12, 1999: 1) that at the time the trial was stopped, efficacy, as defined by the primary chosen endpoint, time to renal flare, was not significantly different between the treatment and placebo groups and 2) in patients receiving LJP 394, circulating antibodies to double-stranded DNA (dsDNA) were reduced by a statistically significant amount in the presence of the drug. Despite the reduction in dsDNA antibodies, no correlations with clinical endpoints were observed.

There were no statistically significant serious safety issues, and clinical site investigators did not report that any thrombotic events were related to drug administration. When all reported thrombotic events, including cerebrovascular accident, embolus, mesenteric occlusion, myocardial infarction, and thrombophlebitis were pooled, there were more events, though the number was still not statistically significant, in the group receiving LJP 394 than in the placebo group.

La Jolla Pharmaceutical is continuing to analyze results from the LJP 394 clinical program. In a separate press release issued today, La Jolla Pharmaceutical stated that while it is still evaluating the lupus results, it is restructuring operations to reduce expenses. It will use its resources to

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accelerate the development of its antibody-mediated thrombosis Toleragen(R)
candidate and to partner its xenotransplantation drug candidate.

San Diego-based La Jolla Pharmaceutical Company develops disease-specific therapeutics using its proprietary Tolerance Technology(R) for major diseases and conditions caused by antibodies such as lupus, antibody-mediated thrombosis, a clotting disorder associated with stroke, myocardial infarction, deep-vein thrombosis, and recurrent fetal loss, and organ rejection in xenotransplantation. Toleragens under development by the Company are designed to reduce the levels of disease-causing antibodies in patients suffering from these conditions. The Company's common stock and warrants trade on The Nasdaq Stock Market under the symbols: LJPC and LJPCW, respectively. For more information about the Company, visit our web site: http://www.ljpc.com.

Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries. In 1998, the company's sales and net earnings were $12.5 billion and $2.3 billion, respectively, with diluted earnings per share of $1.51. Abbott's news releases and other information are available on the company's web site at http://www.abbott.com.

Statements regarding the analysis of results from clinical trials, as well as La Jolla Pharmaceutical's drug candidates and drug development plans, are forward-looking statements involving risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from those anticipated. Clinical trials of LJP 394 may continue to have negative or inconclusive results. Further, delays in continued testing of LJP 394 and/or termination of development by the Company would result in delays or lack of government approval to market the compound. Tolerance or the specific inactivation of pathogenic B cells is a new technology that has not been proven, and the development of LJP 394 involves many risks and uncertainties, including, without limitation, whether LJP 394 can provide a meaningful clinical benefit, and any positive results observed to date may not be indicative of future results. La Jolla Pharmaceutical's other drug candidates, none of which has progressed to clinical trials, involve comparable risks. Interested parties are urged to review the risks detailed from time to time in La Jolla Pharmaceutical Company's Securities and Exchange Commission (SEC) filings, including the report on Form 10-K for the year ended December 31, 1998 and the report on Form 10-Q for the quarter ended June 30, 1999.

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